Exhibit 99.5

Explanatory Note

As previously disclosed in the Current Reports on Form 8-K filed by Tilray, Inc., a Delaware corporation (“Tilray” or the “Company”), with the Securities and Exchange Commission (the “SEC”) on December 21, 2020 and February 22, 2021, Tilray entered into an Arrangement Agreement on December 15, 2020, as amended on February 19, 2021, with Aphria Inc., a corporation existing under the laws of the Province of Ontario (“Aphria”), pursuant to which Tilray agreed to acquire all of the issued and outstanding common shares of Aphria pursuant to a plan of arrangement under the Business Corporations Act (Ontario) (the “Arrangement”).

On May 4, 2021, the Company filed with the SEC a Current Report on Form 8-K (the “Original Report”) to announce that the Arrangement was consummated on April 30, 2021, which Original Report was amended by a Current Report on Form 8-K/A filed on the same day to include additional matters related to the closing (the “First Amendment”).

On May 6, 2021, the Company filed a Current Report on Form 8-K/A (the “Second Amendment”) solely to amend, restate and supersede in its entirety Exhibit 99.4, filed with the Original Report, as amended by the First Amendment.

On June 25, 2021, the Company filed a Current Report on Form 8-K/A (the “Third Amendment”) solely to amend the Original Report to report the approval of a director compensation program, which occurred on June 21, 2021, as further described below, established in connection with the initial appointment of certain non-employee directors on April 30, 2021, upon the closing of the Arrangement.

On July 30, 2021, the Company filed a Current Report on Form 8-K/A (the “Fourth Amendment”) pursuant to Instruction 2 to Item 5.02 of Form 8-K, solely to amend the Original Report to provide certain employment and compensation information for certain executives of the Company who were appointed on April 30, 2021.  At the time of the filing of the Original Report, the new employment and compensation terms had not been determined.

This Exhibit 99.5 (this “Amended Exhibit”) is being filed concurrently with the Fourth Amendment solely to amend, restate and supersede in its entirety Exhibit 99.5 filed with the Original Report (the “Prior Exhibit”).  The Prior Exhibit included, among other things, certain information related to then-existing compensatory arrangements between the Company’s named executive officers and Aphria.  This Amended Exhibit amends the Prior Exhibit by omitting the prior Aphria compensation information, which is no longer applicable in light of the new Tilray employment compensation arrangements disclosed and more particularly described in the Fourth Amendment.

Except as set forth herein, no other modifications have been made to the Prior Exhibit.

Officers of Tilray

The following provides biographical information regarding the officers of Tilray immediately following the Arrangement.

Name	Age	Business Experience, Public Company Directorships Held
Irwin D. Simon	62
Irwin D. Simon is President, Chief Executive Officer and Chairperson of the Board of Directors of Tilray. Mr. Simon is a business executive who founded The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading organic and natural products company in 1993. As Founder, President, Chief Executive Officer and Chairman, Mr. Simon led The Hain Celestial Group, Inc. for more than 25 years and grew the business to $3 billion in net sales with operations in North America, Europe, Asia, and the Middle East. Mr. Simon has more than 30 years of business experience spanning many domestic and international leadership and operating roles.

Mr. Simon is currently a director of MDC Partners Inc. (NASDAQ: MDCA) and Whole Earth Brands, Inc. (NASDAQ: FREE).

Carl. A. Merton	51
Carl Merton is Tilray’s Chief Financial Officer and has over 20 years of financial and business experience, having spent almost 12 years combined with Ernst & Young LLP and KPMG LLP prior to serving as Vice-President, Special Projects at Atlas Tube Canada ULC, Chief Financial Officer of Reko International Group Inc. (TSXV: REK) and Chief Financial Officer of Aphria Inc. Mr. Merton is a Chartered Professional Accountant, Chartered Accountant and is a Fellow of the Canadian Institute of Chartered Business Valuators (the “CICBV”). As the Chief Financial Officer of Aphria, Mr. Merton is responsible for leading strategic discussions, acquisitions and divestitures, budgeting, financing, financial reporting and internal controls. Mr. Merton holds an Honours Bachelor of Commerce in Sports Administration from Laurentian University. In addition Mr. Merton, is currently a member of the Board of Directors of Motor City Community Credit Union, is the Chair of their Audit Committee, serves as an external member of the Audit Committee of the Greater Windsor & Essex County District School Board and has served as a past Chair of both the CICBV and the International Association of Professional Business Valuators.

Denise M. Faltischek	48
Denise Faltischek is Chief Strategy Officer at Tilray.  Before joining Tilray, she served as Chief Strategy Officer at Aphria and led Aphria’s global strategy, a pivotal role in establishing Aphria as a global cannabis leader. An executive with extensive consumer-packaged goods experience,  Ms. Faltischek also served as Executive Vice President and Chief Strategy Officer at The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading organic and natural products company with operations in North America, Europe, Asia, and the Middle East. At Hain Celestial, Ms. Faltischek led the successful completion of more than 50 acquisitions and strategic transactions.  As Chief Strategy Officer, Ms. Faltischek collaborates with Mr. Simon on Tilray’s global strategy as Tilray scales its operations internationally and explores further opportunities in the United States as well as overseeing its acquisitions and other strategic transactions.  Ms. Faltischek also oversees Tilray’s international businesses.  She is a director and the chair of the Nominating and Governance Committee of Whole Earth Brands, Inc. (NASDAQ: FREE), a global industry-leading platform, focused on the “better for you” consumer packaged goods and ingredients space.

James (Jim) Meiers	63
Jim Meiers is Head of Canada at Tilray, Inc.  He joins Tilray from Aphria. where he led Aphria’s operations and manufacturing facilities across Canada.  Prior to Aphria, Mr. Meiers led operations at The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic products company with operations in North America, Europe, Asia, and the Middle East. Over his 14-year tenure at The Hain Celestial Group, Inc., he held various executive roles including President Celestial Seasonings, Hain Celestial Personal Care, CEO Hain Pure Protein and Chief Supply Chain Officer of Hain Grocery & Snacks.  Mr. Meiers has over 30 years of supply chain experience and general management for consumer-packaged goods companies, including H.J. Heinz (NASDAQ: KHC) and Kraft Foods Group (NASDAQ: KRFT).